Exhibit 99.1


FOR IMMEDIATE RELEASE

Date:        December 12, 1996
Contact:     John L. Morgan or John D. Barlow, Jr.
             Phone: 804/346-2400 -- Fax: 804/346-0164


      Richmond, VA -- American Filtrona Corporation (NASDAQ-NM Symbol AFIL) announced today that it has entered into a letter of intent with WBT Holdings, LLC, a limited liability company owned by several trusts for the benefit of members of the family of the late Walter Bunzl, of which Bennett Kight, a director of the Company, is a co-trustee, regarding a sale of American Filtrona for a per share cash price of $43.00. Execution of a definitive acquisition agreement is subject to final negotiation of terms and conditions, execution of a definitive agreement between WBT Holdings, LLC, and Bunzl plc, an international paper and plastics group quoted on the London Stock Exchange, regarding the sale to Bunzl plc of the bonded fibers business of American Filtrona Corporation and completion of business and financial reviews. Consummation of any transaction would be subject to normal regulatory filings, shareholder approvals and certain other conditions. American Filtrona has retained Goldman Sachs & Co. to advise it on this matter.